UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
April 28, 2008

BREITBURN ENERGY PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33055 (Commission File Number)	74-3169953 (I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2008, the board of directors of BreitBurn GP, LLC (the “Company”), the general partner of BreitBurn Energy Partners L.P. (the “Partnership”) on behalf of the Partnership approved, in principle, a severance program in which two of the Company’s named executive officers may participate. Under the approved terms of the program, in the event that (1) a transaction is completed on or prior to December 31, 2008 (or later, if extended by the board of directors) that constitutes a “change in control” as a result of Provident Energy Trust’s efforts to sell its interests in the Partnership and (2) Mr. Chris E. Williamson and/or Mr. W. Jackson Washburn’s employment is terminated without cause in connection with a transaction or within one year of the completion of such a transaction, Messrs. Williamson and Washburn, as applicable, will be entitled to receive a payment equal to 1.25 times the sum of (a) their respective base salaries, plus (b) their respective target short-term incentive plan bonus amounts. The executives may also be eligible for other severance benefits, such as extended medical and dental insurance coverage for a period of time after their termination. The terms of the severance program remain subject to adoption of the definitive plan documentation based on the foregoing terms approved by the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BreitBurn GP, LLC,
its general partner

Date: May 1, 2008	By:	/s/Halbert S. Washburn
Halbert S. Washburn